Exhibit 10.22

Michael P. Bauer

Chief Executive Officer

Libbey Inc.

[DATE]

[NAME]

[ADDRESS]

Dear [NAME]:

Libbey Inc. (“Libbey”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In that connection, Libbey’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held companies, the possibility of a change in control of Libbey may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of Libbey and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of Libbey’s management, including you, to their assigned duties without the distraction arising from the possibility of a change in control of Libbey. In order to induce you to remain in its employ, Libbey agrees that after this letter agreement (this “Agreement”) has been fully executed, you will receive the severance benefits set forth in this Agreement if your employment with Libbey terminates under the circumstances described below in connection with a Change in Control (as defined in Section 2).

1.     Agreement Term. The term of this Agreement begins [DATE], and continues through December 31, 2020. Beginning January 1, 2021 and each January 1 thereafter, this Agreement’s term will extend automatically for one additional year unless Libbey gives you, not later than September 30 of the preceding calendar year, written notice that Libbey does not wish to extend this Agreement for the subsequent year. For example, if Libbey does not desire to renew this Agreement for the 2021 calendar year, Libbey must, on or before September 30, 2020, give you written notice that this Agreement will not be renewed for the 2021 calendar year. If a Change in Control occurs during the initial or any extended term of this Agreement, the term of this Agreement will continue for a period of at least 24 months beyond the month in which the Change in Control occurred.

2.     Change in Control. For purposes of this Agreement, a Change in Control will be deemed to occur if:

(a)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Libbey representing 30% or more of the combined voting power of Libbey’s then outstanding securities. For purposes of this Agreement, the term “Person” is used as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the term “Person” does not include Libbey, any trustee or other fiduciary holding securities under an employee benefit plan of Libbey, or any corporation owned, directly or indirectly, by the shareholders of Libbey in substantially the same proportions as their ownership of stock of Libbey. For purposes of this Agreement, the term “Beneficial Owner” has the meaning given to it in Rule 13d-3 under the Exchange Act;

300 Madison Avenue ● Toledo, Ohio 43604 ● (419) 325-2000

[NAME]

[DATE]

(b)     during any period of two consecutive years (not including any period before signing this Agreement), Continuing Directors cease for any reason to constitute at least a majority of the Board. The term “Continuing Directors” means (i) individuals who were members of the Board at the beginning of the 2-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the 2-year period referred to above, by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. Notwithstanding the immediately preceding sentence, an individual who is elected to the Board after the beginning of the 2-year period will not be deemed a Continuing Director if the individual was designated by a person who has entered into an agreement with Libbey to effect a transaction described in Sections 2(a), (c) or (d);

(c)     the consummation of a merger or consolidation of Libbey with any other corporation (or other entity), other than a merger or consolidation that would result in the voting securities of Libbey outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than two-thirds of the combined voting power of the voting securities of Libbey or the surviving entity outstanding immediately after the merger or consolidation; or

(d)     the consummation of a plan of complete liquidation of Libbey or an agreement for the sale or disposition by Libbey of all or substantially all of Libbey’s assets.

3.     Termination in Connection with Change in Control.

(a)     General. If, (i) during this Agreement’s term, a Change in Control occurs and Libbey terminates your employment without Cause, or you terminate your employment for Good Reason, within the 2-year period immediately following the date on which the Change in Control occurs, or (ii) during this Agreement’s term, Libbey terminates your employment without Cause, or you terminate your employment for Good Reason, and within six months thereafter a Change in Control occurs, then you will be entitled to the benefits provided in Section 4, and those benefits will be paid despite this Agreement’s subsequent expiration.

Despite anything to the contrary in this Agreement, you will not be entitled to any payment under Section 4 if your employment terminates as a result of your death or Permanent Disability. “Permanent Disability” means any incapacity due to physical or mental illness as a result of which you are absent from the full-time performance of your duties with Libbey for six consecutive months and do not return to the full-time performance of your duties within 30 days after Libbey gives you a Termination Notice.

(b)     Cause. “Cause” means any of the following events: (i) your willful and continued failure (other than as a result of your incapacity due to physical or mental illness or after you issue a Termination Notice for Good Reason) to substantially perform your duties with Libbey after the Board has delivered to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (ii) your willful and continued failure (other than as a result of your incapacity due to physical or mental illness or after you issue a Termination Notice for Good Reason) to substantially follow and comply with the Board’s specific and lawful directives, after the Board has delivered to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially followed or complied with the Board’s directives; (iii) your commission of an act of fraud or dishonesty that causes harm to Libbey; (iv) your material failure to comply with a Libbey policy or code of conduct; (v) your material breach of any material obligation under any written agreement between you and Libbey; or (vi) your engagement in illegal conduct or gross misconduct that causes harm to Libbey. Termination of your employment will not be deemed to be for Cause unless and until Libbey delivers to you a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board specifying in reasonable detail the particulars of the conduct constituting Cause.

[NAME]

[DATE]

(c)     Good Reason. “Good Reason” means the occurrence of any of the following circumstances without your consent unless such circumstances are fully corrected (if such circumstances are capable of correction) before the Termination Date specified in the applicable Termination Notice:

(i)      You cease to be an executive officer of the Company;

(ii)     Libbey’s reduction of your annual base salary and the reduction is not applied in the same or similar manner to similarly situated employees;

(iii)    a material reduction in your annual incentive compensation opportunity established for the position you hold and the reduction is not applied in the same or similar manner to similarly situated employees;

(iv)    a material reduction or elimination of an executive benefit or an employee benefit and the reduction is not applicable to similarly situated employees in the same or similar manner; or

(v)     Libbey’s material breach of any written agreement between Libbey and you and Libbey does not remedy it within 60 days after receiving from you written notice of the breach.

If you do not deliver to the Chief Executive Officer, within 90 days after the date on which you knew or should have known of the Good Reason event, written notice specifying in reasonable detail the particulars giving rise to the Good Reason Event, you will be deemed conclusively to have waived that particular Good Reason Event (but not any subsequent Good Reason Event) even if your failure to give timely notice of the Good Reason event is a result of your incapacity due to physical or mental illness. In all events, Libbey will be given a 30-day period to cure or remedy the condition giving rise to your notice.

(d)     Termination Notice. Any purported termination of your employment by Libbey or by you (other than termination as a result of your death, in which case your employment will terminate automatically, or as a result of resignation or retirement that is not at Libbey’s written request and is not for Good Reason) will be communicated by written Termination Notice to the other party hereto in accordance with Section 9. “Termination Notice” means a written notice that indicates the specific termination provision in this Agreement relied upon and states in reasonable detail the facts and circumstances claimed to provide a basis for terminating your employment under the provision so indicated.

[NAME]

[DATE]

(e)     Termination Date, Etc. “Termination Date” means the date on which your employment with Libbey terminates. Despite any other provision of this Agreement to the contrary, if you incur a termination of employment that is not a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your right to all amounts payable upon such termination of employment under Section 4 will vest on the Termination Date, but payment of any amount subject to Section 409A will be deferred until you incur a separation from service (or, if required by Section 4(b), six months thereafter).

4.     Compensation Upon Termination.

(a)     If you terminate your employment for Good Reason or Libbey terminates your employment without Cause (other than as a result of your death or Permanent Disability), in each case in accordance with Section 3(a), then you will be entitled to the benefits provided below:

(i)     The following accrued benefits: (A) your base salary earned through the Termination Date; (B) only to the extent required by applicable law, any earned but unpaid vacation pay as of the Termination Date; (C) reimbursement of any expenses properly incurred before the Termination Date in accordance with Libbey’s policy on business expense reimbursement; (D) any amount or benefits to which you are entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefit plan or other benefit plan or employment policy maintained by Libbey in accordance with the terms of the plan, policy or arrangement; and (E) any incentive compensation earned but not yet paid for a performance period ended before the Termination Date at the time it would otherwise have been paid but for the termination;

(ii)     In lieu of any further salary payments to you for periods after the Termination Date, Libbey will pay to you, at the time specified in Section 4(b), a lump-sum severance payment equal to the sum of the following:

(A)     two times your annual base salary at the rate in effect as of the date on which Termination Notice is given (but without regard to any reduction in base salary that constituted, or would have constituted, Good Reason); and

(B)      two times your target annual incentive compensation opportunity as in effect as of the date on which Termination Notice is given (but without regard to any reduction in incentive compensation opportunities that constituted, or would have constituted, Good Reason);

(iii)    With respect to the annual incentive compensation opportunity during the year in which the Termination Date occurs, you will be paid a prorated amount based on actual performance for the year. The amount payable under this clause will be paid, subject to Section 4(b), between January 1 and March 15 of the year following the year in which the Termination Date occurs;

(iv)    Any equity compensation awards that are subject to time vesting requirements and remain unvested at the Termination Date will become fully vested as of the Termination Date. If a Change in Control occurs within six months following a termination by Libbey without Cause or termination by you for Good Reason, then any equity compensation awards that were subject to time vesting requirements and remained unvested as of the Termination Date will become vested as of the date of the Change in Control.

[NAME]

[DATE]

(v)     Executive outplacement services paid for by Libbey, with the following qualifications: (i) Libbey is not required to pay any amount for such services that exceeds 15% of your annual base salary at the time of termination (without regard to any reduction in base salary that constituted, or would have constituted, Good Reason); and (ii) you receive the services before the last day of your second taxable year following the taxable year in which your “separation from service” occurred.

(vi)    Continuation of your medical, prescription drug, dental and life insurance benefits (collectively, "Insurance Benefits") for 18 months following the Termination Date or until such earlier time as you receive medical or life insurance coverage through a future employer. You will continue to pay the employee portion of costs for the continued Insurance Benefits on a monthly basis.

(vii)   You will be entitled to financial planning services paid for by Libbey. But Libbey is not required to pay any amount for the services that exceeds $10,000.

(b)     The payments provided for in this Section 4 will be made not later than the fifth business day following the Termination Date or the Change in Control; provided, however, that if Libbey, in its sole discretion, determines that the Change in Control does not constitute a “change in control event” as defined in Section 409A, then all such payments that (i) Libbey determines are not “Section 409A Payments” or (ii) exceed the amount that would have been paid had the termination not occurred in connection with a Change in Control, will be paid in a lump sum and the remaining installments will be paid at the time they would have been paid had the termination not occurred in connection with a Change in Control (or, if earlier, not more than five days after a change in control event, as defined in Section 409A, occurs). “Section 409A Payments” means amounts that constitute deferred compensation subject to Section 409A. Despite any provisions of this Section 4 to the contrary, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by Libbey) on the Termination Date, amounts that otherwise would be payable under Section 4(c) (as well as any other payment or benefit that you are entitled to receive upon your separation from service and that would be considered a Section 409A Payment), to the extent that such amounts constitute Section 409A Payments during the six-month period immediately following the Termination Date (the “Delayed Payments”) will instead be paid or made available on the earlier of (A) the first day of the seventh month following your Termination Date and (B) your death. For purposes of this Agreement, all amounts payable under Section 4(c) will be considered 409A Payments except to the extent that Libbey, in its sole discretion, determines that such amounts satisfy an exception to Section 409A, including the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(b)(4) and the exception for certain separation pay plans set forth in Treasury Regulation §1.409A-1(b)(9)(iii), which will be applied to all installments beginning with the first installment that does not qualify as a short-term deferral until the limitation on such separation pay plans is reached. In connection with Libbey’s determination as set forth in the preceding sentence, you may furnish Libbey with a tax opinion or other evidence that an exception applies but Libbey will not be bound by any such opinion or evidence.

[NAME]

[DATE]

(c)     Payment of any amount to you and the provision of any benefits to you, or on your behalf, under this Section 4 and your acceptance of such amounts will be conditioned on you executing and delivering to Libbey, no later than 60 days after the Termination Date, a general waiver and release of claims in the form attached hereto as Exhibit A or in such other form as Libbey may reasonably request to provide a complete release of all claims and causes of action you or your estate may have against Libbey, except claims and causes of action arising out of, or related to, Libbey’s obligations under this Agreement and Claims (as defined in Exhibit A) for vested benefits under any pension plan, retirement plan and savings plan, rights under any equity compensation plan and stock purchase plan and rights to continuation of medical care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law.

(d)     There will be no offset to any compensation or other benefits otherwise payable to you, or on your behalf, under Section 4 as a result of your receipt of any pension, retirement or other benefit payments (including but not limited to accrued vacation) except as provided by Section 9(m).

5.	Successors; Binding Agreement.

(a)     Libbey will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Libbey to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Libbey would be required to perform it if no such succession had taken place. Libbey’s failure to obtain the assumption and agreement before the effectiveness of any such succession will be a breach of this Agreement and will entitle you to terminate your employment and receive compensation from Libbey in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control. Unless expressly provided otherwise, “Libbey” as used herein will mean Libbey as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b)     This Agreement will inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.	Personal Property, Records and Confidential Data.

(a)     You acknowledge and agree that all personal property and equipment furnished to or paid for by Libbey or prepared by you in the course of or incident to your employment by Libbey belongs to Libbey and will be promptly returned to Libbey upon termination of the employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), all computers, lap tops, personal digital assistants, cellular phones and other electronic devices and all other proprietary information relating to the business of Libbey or any affiliate, including information stored on any non-Libbey owned or furnished device, network, storage location or media in your possession or control. Following termination of employment, you agree not to retain any written or other tangible material containing any proprietary information or Confidential Information.

(b)     You acknowledge that in connection with performing your duties during this Agreement’s term, Libbey will make available to you, or you will have access to, certain Confidential Information. You acknowledge and agree that any and all Confidential Information learned or obtained by you during the course of your employment by Libbey or otherwise (including, without limitation, information that you obtained through or in connection with your stock ownership in and employment by Libbey), whether developed by you alone or in conjunction with others or otherwise, will be and is Libbey’s property.

[NAME]

[DATE]

(c)     You will keep all Confidential Information confidential and will not use the Confidential Information other than in connection with your discharge of your duties hereunder. You will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way, any of your duties or obligations to Libbey under statutory or common law not to disclose or to make personal use of the Confidential Information or trade secrets.

(d)     After your termination of employment, as soon as possible after Libbey’s written request, you will return to Libbey all written or electronic Confidential Information that has been provided to you, and you will destroy or return (at Libbey’s option) all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information. Within ten business days of receiving such request, you will deliver to Libbey a notarized document certifying that the Confidential Information has been returned or destroyed in accordance with this Section 6(d). However, if the Confidential Information is contained on books, manuals, records, reports, notes, contracts, lists, blueprints, documents, materials and copies thereof (including computer files), computers, lap tops, personal digital assistants, cellular phones or other electronic devices belonging to Libbey, then such property with all data including Confidential Information, will be returned to Libbey.

(e)     For the purposes of this Agreement, “Confidential Information” means all information not generally known to the public, regardless of form or format, relating directly or indirectly to the business of Libbey or any of its corporate affiliates or subsidiaries, or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to Libbey in confidence. By way of illustration only and without limiting the preceding sentence, Confidential Information includes information relating to business processes, practices or methods; policies, plans, publications, manuals, records, articles or other documents; research; operations; services; strategies; techniques; agreements, contracts or terms of agreements; transactions, potential transactions, negotiations or pending negotiations; inventions, unpublished patent applications, know-how or trade secrets; computer programs, software, applications, operating systems, software design, web design, databases or information systems or any data contained in such systems; work-in-process; supplier or vendor information; financial information or results, accounting information, internal control information or accounting records; legal information; sales or marketing information, including market studies, advertising information, product plans, pricing information, customer lists or other customer information or sales forecasts; credit information; design information; staffing or personnel information, including employee lists or payroll information; and supplier or vendor lists and cost information. The above list is not exhaustive, and Confidential Information also includes other information marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information does not lose its status under this Agreement if it is not marked as “confidential.” Confidential Information includes information developed by you in the course of your employment by Libbey as if Libbey furnished the same Confidential Information to you in the first instance. For purposes of this Agreement, the Confidential Information will not include and your obligations under this Section 6 will not extend to (i) information available in the public domain and (ii) information required to be disclosed by lawful order of a court of competent jurisdiction, provided that you give Libbey notice of the disclosure requirement and cooperate with Libbey in connection with any action by Libbey to seek a protective order or confidential treatment for the information.

[NAME]

[DATE]

(f)     Despite anything in this agreement to the contrary, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, but solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g)     If you file a lawsuit against Libbey for retaliation for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal and (ii) do not disclose the trade secret, except pursuant to court order.

(h)     Nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other federal, state, or local governmental agency or commission (“Government Agencies”). This Agreement does not limit your ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Libbey. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. Nothing in this Agreement in any way prohibits or intends to restrict or impede you from exercising protected rights under Section 7 of the National Labor Relations Act.

(i)     Any reference to Libbey in this Section 6 includes Libbey and its affiliates.

7.     Additional Covenants.

(a)     Non-Interference with Customer Accounts. You covenant and agree that (i) during employment and (ii) for a period of 12 months beginning on the Termination Date, except as may be required by your employment by Libbey, you will not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of Libbey with respect to any product, business activity or service which is competitive with any product, business, activity or service of the type sold or provided by Libbey.

(b)     Non-Competition. In consideration of and in connection with the benefits provided to you under this Agreement and in order to protect Libbey’s goodwill, you hereby agree that if your employment terminates under conditions giving rise to payment under Section 4, then, unless Libbey otherwise agrees in writing, for a period of 12 months beginning on the Termination Date, you will not engage in any Prohibited Activity. “Prohibited Activity” means activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, to an entity engaged in the same or similar business as Libbey, including those who sell, in competition with Libbey, the same type of products as are sold by Libbey, including without limitation glass tableware or other glass products, ceramic dinnerware, metalware and plastic supplies to the foodservice, retail (whether brick and mortar or internet) and business-to-business channels of distribution. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information. Without limiting the foregoing, Libbey regards the following business operations as its primary, but not exclusive, competitors: The Oneida Group, Inc., including Anchor Hocking and Oneida Ltd.; Arc International and its affiliates, including Cardinal International, Inc.; the glass tableware business of Owens-Illinois, Inc.; Luigi Bormioli; Bormioli Rocco Casa SpA; Durobor; Vicrila; Crilamex; the Kedaung group of companies of Indonesia; the Sisecam group of companies of Turkey including Pasabahce; Ocean Glass, Anhui DeLi Glassware Co., Ltd.; Stone Island; and any distributor of products manufactured or sold by any of the preceding competitors. Nothing in this Agreement prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation if such ownership represents a passive investment and you are not a controlling person of, or a member of a group that controls, that corporation.

[NAME]

[DATE]

(c)     No Diversion. You covenant and agree that in addition to the other covenants set forth in this Section 7, (i) during your employment and (ii) for a period of 12 months following your Termination Date, you will not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of Libbey (e.g., joint ventures, other business combinations, investment opportunities, potential investors in Libbey, and other similar opportunities) of which you became aware as a result of your employment with Libbey.

(d)     Non-Recruitment. You acknowledge that Libbey has invested substantial time and effort in assembling its present workforce. Accordingly, you covenant and agree that during employment and for period of 12 months beginning on the Termination Date, you will not either for your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any officer or employee of Libbey to leave his or her employment with Libbey or to offer employment to any person who on or during the six-month period immediately preceding the date of the solicitation or offer was an employee of Libbey. But this Section 7(d) will not be deemed to be breached with respect to an employee or former employee of Libbey who responds to a general advertisement seeking employment or who otherwise independently initiates contact for the purpose of seeking employment.

(e)     Non-Disparagement. You covenant and agree that during your employment and after your Termination Date, you will not denigrate or disparage Libbey or any of its directors, officers, employees, equity holders, contractors, customers or competitors (“Covered Parties”) or Libbey’s products and will not make or post any negative or critical remarks in any newspaper, electronic media, blog or other public forum concerning Libbey or the Covered Parties or their business, management or employment practices. Nothing in this paragraph will preclude you from providing truthful testimony if mandated by subpoena or court order to do so, or from cooperating fully with any valid request for information from a government agency.

(f)     Severability and Modification of any Unenforceable Covenant. The parties intend that each covenant in this Section 7 be read and interpreted with every reasonable inference given to its enforceability. However, the parties intend also that if any term, provision or condition of the covenants in this Section 7 is held to be invalid, void or unenforceable, the remainder of the provisions thereof will remain in full force and effect and will in no way be affected, impaired or invalidated. The parties intend also that if it is determined any covenant in this Section 7 is unenforceable because of over breadth, then the covenant will be modified so as to make it reasonable and enforceable under the prevailing circumstances.

[NAME]

[DATE]

(g)     Tolling. If you breach any covenant in this Section 7, the running of the period of restriction will automatically toll and suspend for the amount of time that the breach continues and will automatically recommence when the breach is remedied so that Libbey will receive the benefit of your compliance with the covenants in this Section 7.

(h)     Any reference to Libbey in this Section 7 includes Libbey and its affiliates.

8.     No Assignment. This Agreement and the rights and duties hereunder are personal to you and will not be assigned, delegated, transferred, pledged or sold by you without Libbey’s prior written consent. You hereby acknowledge and agree that Libbey may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of Libbey or (b) to any third party in connection with (i) the sale of all or substantially all of Libbey’s assets or (ii) a stock purchase, merger, or consolidation involving Libbey. This Agreement will inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

9.     Miscellaneous Provisions.

(a)     Taxes. Except as specifically provided in this Agreement, to the extent any taxes become payable by you by virtue of any payments made or benefits conferred by Libbey, Libbey will not be liable to pay or to reimburse you for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due to you under this Agreement, including but not limited to base salary and any bonus compensation, will be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

(b)     Notices. All notices and other communications required or permitted to be given under this Agreement will be in writing to the addresses below and will be considered as properly given or made (i) if delivered personally or (ii) the fifth day after the date upon which the notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by facsimile (with written confirmation of receipt) or (iv) the second business day after the date deposited with an overnight delivery service.

If to you: [NAME] [ADDRESS]	If to Libbey: Libbey Inc. 300 Madison Avenue Toledo, Ohio 43604 Facsimile: [NUMBER] Attention: [Secretary/Chief Executive Officer]

Any party’s address may be changed by a notice in writing given according to this provision.

(c)     Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the provision will be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof will not affect the validity, legality or enforceability of the remainder of this Agreement.

[NAME]

[DATE]

(d)     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity that is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers will govern. Further, the arbitration provision in Section 9(k) will be governed solely by the Federal Arbitration Act as will any action to compel, enforce, vacate or confirm proceedings, awards or orders under the arbitration provision. The parties irrevocably agree that all actions to enforce an arbitrator’s award under Section 9(k) of this Agreement will be instituted and litigated only in federal or state courts sitting in Toledo, Ohio, and each party hereby consents to the exclusive jurisdiction and venue of the court and waives any objection based on forum non conveniens.

(e)     Waiver of Jury Trial. The parties hereby waive, release and relinquish any and all rights they may have to a trial by jury with RESPECT to any provisions of this Agreement, any claim covered by Section 9(l), or to enforce AN ARBITRATOR’S AWARD UNDER SECTION 9(k) OF THIS AGREEMENT.

(f)     Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which will constitute one and the same instrument.

(g)    Entire Understanding. This Agreement including all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by you, Libbey and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.

(h)     Headings. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(i)     Amendment. Except as set forth in Sections 7(f) and 9(c), this Agreement will not be changed or amended unless in writing and signed by both you and the Chairman of the Board of Directors or Chief Executive Officer or unless amended by Libbey in any manner provided that your rights and benefits will not be diminished by any amendment made by Libbey without your written consent to the amendment.

(j)     Advice of Counsel. You acknowledge (i) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement and have been advised to do so by Libbey, and (ii) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

[NAME]

[DATE]

(k)     Arbitration. The parties agree to submit to arbitration on any dispute, not contrary to law, related to this Agreement, its provisions or interpretation, any aspect of your employment relationship with Libbey and any employment-related claims you may wish to assert and agree that the arbitration process will be the exclusive, final and binding means for resolving disputes which the parties cannot themselves resolve. Any arbitration under this Agreement will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) for individual, non-aggregate claims as modified in this Agreement. Arbitration proceedings will take place in Toledo, Ohio, before a single neutral arbitrator, selected in accordance with AAA rules, who will be a lawyer. All arbitration proceedings will be confidential. Neither party will disclose any information about the evidence the other party produces in the arbitration proceeding, except in the course of judicial, regulatory, or arbitration proceedings, or as a government authority may demand. Before making any disclosure permitted by the preceding sentence, a party will give the other party reasonable advance written notice of the intended disclosure and an opportunity to prevent disclosure. Each party will have the right to depose three individuals and any expert witness designated by the other party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. Only evidence that is directly relevant to the issues may be obtained in discovery. Each party bears the burden of persuasion on any claim, counterclaim or affirmative defense raised by that party. This Agreement’s arbitration provisions will not prevent Libbey from obtaining injunctive relief from a court of competent jurisdiction to enforce any obligations of this Agreement or the continuing obligations of the Agreement for which Libbey may obtain provisional relief pending a decision on the merits by the arbitrator. The arbitrator will have authority to award any remedy or relief that a court of the State of Ohio or federal court located in the State of Ohio could grant in an individual action based on applicable law and the claims actually made in the arbitration. The arbitrator may allow reasonable attorney’s fees as a part of the award where the discretion to allow such fees is provided under applicable Ohio or federal law to prevailing parties. Any arbitration award will be accompanied by a written statement summarizing the issues in controversy, describing the award, and explaining the reasons for the award. The arbitrator’s award will be final and judgment may be entered upon the award by any court. Libbey will pat the administration and arbitrator’s fees for any arbitration.

(l)     Attorney’s Fees. In addition to the attorneys’ fees referred to in Section 9(k), if you prevail in any arbitration or other proceeding including to enforce an arbitration award, or appeal in connection with this Agreement in which attorneys’ fees are not otherwise available to the prevailing party, Libbey will reimburse you reasonable attorneys’ fees and other costs within a reasonable time after a final award or judgment in any enforcement proceeding is rendered.

(m)     Coordination with Deferred Compensation Plans. If and to the extent that you have elected, under the Executive Deferred Compensation Plan (“DCP”) or any other non-qualified deferred compensation plan (the plans being referred to as “deferred compensation plans”), to defer receipt of any of compensation, including without limitation any performance-based equity compensation or other equity-based compensation (as defined in the DCP), the applicable deferred compensation plan will govern as to the events upon which compensation that is subject to a deferral election is distributed to you and the timing of any such distribution. However, this Agreement will govern as to whether (and, if so, the extent to which) amounts, including without limitation annual incentive compensation, performance-based equity compensation and other equity-based compensation, that are subject to deferral elections have been earned or deemed earned at the time of any distribution event contemplated by the relevant deferred compensation plan.

(n)     Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with Section 409A. This Agreement will be administered consistent with this intent. References to Section 409A include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to Libbey the enclosed copy of this letter, which will then constitute our agreement on this subject.

[NAME]

[DATE]

Sincerely, LIBBEY INC.
By:
Michael P. Bauer
Chief Executive Officer

Agreed and Accepted as of
[MONTH] [DAY], [YEAR]

Name: [NAME]

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

The undersigned, __________________, resident of the State of ___ (“Releasor”), in accordance with and pursuant to the terms of Section 4(c) of the letter agreement dated [DATE], between Libbey Inc., a Delaware corporation (“Libbey”), and Releasor (the “Agreement”), and the consideration therein provided, except as set forth herein, hereby remises, releases and forever discharges and covenants not to sue, and by these presents does for Releasor and Releasor’s legal representatives, trustees, beneficiaries, heirs and assigns (Releasor and the persons referred to herein, collectively, as the “Releasing Parties”) hereby remise, release and forever discharge and covenant not to sue Libbey and its affiliates and the respective Officers, directors, employees, equity holders, agent and representatives of each of them and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”), of and from any and all manner of actions, proceedings, claims, causes of action, suits, promises, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, will or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof;

(i)

arising from Releasor’s employment, compensation, commissions, deferred compensation plans, insurance, stock ownership, stock options, employee benefits, and other terms and conditions of employment or employment practices of Libbey under federal, state or local law or regulation, including but not limited to the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended;

(ii)

relating to the termination of Releasor’s employment or the circumstances surrounding thereof based on any contract, tort, whistleblower, personal injury, retaliatory, wrongful discharge or any other theory under any federal, state or local constitution, law, regulation, common law or otherwise;

(iii)	relating to payment of any attorneys’ fees incurred by Releasor; and

(iv)

based on any alleged discrimination on the basis of race, color, religion, sex, age, national origin, handicap, disability or another category protected by any federal, state or local law or regulation, including but not limited to the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), or Executive Order 11246 (as any of these laws or orders may have been amended) or any other similar federal, state or local labor, employment or anti-discriminatory laws..

Notwithstanding any other provision of this General Release and Waiver of Claims, Releasor does not release or waive Releasor’s rights and Claims against Libbey arising out of, or related to, the obligations of Libbey under the Agreement, Claims for Releasor’s vested benefits under any pension plan, retirement plan and savings plan, rights under any equity participation plan and stock purchase plan and rights to continuation of medical care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar state law.

Releasor represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which Releasor has or may have against the Released Parties, and Releasor hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to his, her or its assignment or transfer of any such right or interest.

Nothing in this General Release will foreclose Releasor’s right to consult or cooperate with any governmental agency.

Releasor agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Releasor will pay to the Released Party, in addition to any all damages and compensation, direct or indirect, all attorney’s fees incurred in defending or otherwise responding to the suit or Claims.

Releasor acknowledges that (i) Releasor has received the advice of legal counsel in connection with this General Release and Waiver of Claims, (ii) Releasor has read and understands that this is a General Release and Waiver of Claims, and (iii) Releasor it intends to be legally bound by the same.

Releasor acknowledges that Releasor has been given the opportunity to consider this Release for 21 days and has been encouraged and given the opportunity to consult with legal counsel of Releasor’s choosing before signing it. Releasor understands that Releasor will have 7 days from the date on which Releasor executes this General Release and Waiver of Claims (as indicated by the date below his signature) to revoke Releasor’s signature and agreement to be bound hereby by providing written notice of revocation to Libbey within the 7-day period. Releasor further understands and acknowledges this Release will become effective, if not sooner revoked, on the eighth day after the execution hereof by Releasor (the “Effective Date”).

IN WITNESS WHEREOF, Releasor has executed and delivered this General Release and Waiver of Claims on behalf of the Releasing Parties as of the day and year set forth below.

Dated: _______, 20___.

RELEASOR:

Name: